UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 15, 2013

Aradigm Corporation

(Exact name of registrant as specified in its charter)

California	000-28402	94-3133088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3929 Point Eden Way, Hayward, California		94545
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 265-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On July 15, 2013, Aradigm Corporation (the “Company”) convened a Special Meeting of Shareholders (the “Meeting”). Three proposals were presented and voted on and the results for the three proposals were reported at the Meeting. Set forth below are the results reported at the Meeting for proposals 1, 2, and 3.

Proposal 1 – Approval of the Collaboration Transaction between Aradigm and Grifols, S.A. pursuant to the agreements attached as Annexes A through D to Aradigm’s proxy statement for the special meeting and the transactions contemplated thereby.

For:	178,107,541
Against:	713,309
Abstain:	171,108
Non-votes:	0

Proposal 1 received “For” votes from the holders of at least a majority of the outstanding shares of common stock present either in person or by proxy and entitled to vote at the Meeting. Proposal 1 therefore passed

Proposal 2 – Approval of an amendment to Aradigm’s Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock by 704,303,413 to allow Aradigm to complete the Collaboration Transaction and to have additional flexibility to use its capital stock for business and financial purposes in the future.

For:	176,736,322
Against:	2,127,476
Abstain:	128,160
Non-votes:	0

Proposal 2 received “For” votes from the holders of at least a majority of the outstanding shares of common stock entitled to vote at the Meeting. Proposal 2 therefore passed.

Proposal 3 – Approval of an amendment to Aradigm’s 2005 Equity Incentive Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 40 million shares and increase the number of shares that can be granted to an individual in any calendar year to 5 million shares.

For:	176,966,047
Against:	1,830,612
Abstain:	195,299
Non-votes:	0

Proposal 3 received “For” votes from the holders of at least a majority of the outstanding shares of common stock present either in person or by proxy and entitled to vote at the Meeting. Proposal 3 therefore passed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARADIGM CORPORATION

Dated: July 17, 2013	By:	/s/ Nancy Pecota
Name: Nancy Pecota
Title: Vice President, Finance and Chief Financial Officer

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